Exhibit 99.1

  DRESSER-RAND REVENUES, OPERATING INCOME, BOOKINGS & BACKLOG AT RECORD LEVELS
                            UNAUDITED RESULTS SUMMARY
                    (Dollars in millions, except share data)

     * Fourth quarter EPS of $0.38 includes $0.08 of non-cash, compensation expense

     * Full year 2006 EPS of $0.92 includes a curtailment gain of $0.09 and non-cash, compensation expense of $0.28

     * 2006 bookings increased 27% to $1,839 and our backlog increased 43% to a record $1,267

                                      Three months ended            Year Ended
                                         December 31,              December 31,
                                   -----------------------   ------------------------
                                      2006         2005         2006          2005
                                   ----------   ----------   ----------    ----------
Total Revenues                     $    475.7   $    361.9   $  1,501.5    $  1,208.2
Operating income*                  $     70.4   $     50.8   $    176.3    $    116.1
  * Operating income includes:
    Stock-based compensation
     expense - exit units          $      6.7            -   $     23.6             -
    Curtailment (gain)                      -            -   $    (11.8)            -
Income before income taxes         $     61.5   $     37.1   $    137.3    $     52.6
Net income                         $     32.8   $     32.2   $     78.8    $     37.1
Basic and Diluted EPS              $     0.38   $     0.38   $     0.92    $     0.56
Shares used to compute EPS (000)       85,464       85,445       85,453        66,547
Total Bookings                     $    556.2   $    410.1   $  1,838.9    $  1,446.2
Total Backlog                      $  1,267.4   $    884.7   $  1,267.4    $    884.7

    HOUSTON, March 1 /PRNewswire-FirstCall/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported unaudited net income of $78.8 million, or $0.92 per diluted share, which includes $23.6 million of non-cash, compensation expense and an $11.8 million curtailment gain. The net effect of the compensation expense and curtailment gain reduced 2006 earnings by $0.19 per share. This compares to 2005 net income of $37.1 million, or $0.56 per diluted share.

    Revenues for the year 2006 of $1,501.5 million compare to $1,208.2 million for 2005, an increase of approximately 24%. Operating income for the year 2006 increased 52% to $176.3 million compared to $116.1 million for 2005. The improvement was due to higher volume, improved price realizations and operating productivity. Bookings for the year were $1,838.9 million and the backlog at the end of December 2006 was $1,267.4 million, 43% higher than the year ago level.

    Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, "2006 was a year of record performance. Revenues increased 24%, operating income increased over 50% and our year-end backlog was at a record level. As we enter 2007, we believe we're well-positioned to benefit from the continued strength in the markets we serve."

    For the fourth quarter of 2006, net income was $32.8 million, or $0.38 per diluted share. This compares to net income of $32.2 million, or $0.38 per diluted share, for the fourth quarter 2005. Fourth quarter 2006 net income was reduced by a pre-tax and after-tax, non-cash stock compensation expense of approximately $6.7 million, or $0.08 per diluted share, in connection with the recent sale of the Company's common stock by D-R Interholding, LLC, an affiliate of First Reserve Corporation. This compensation expense, which is not tax deductible, resulted from the vesting of "exit units" held by certain members of management. Additionally, the Company incurred transaction-related expenses of approximately $1.0 million (pre-tax) or $0.01 per diluted share.

    Revenues for the fourth quarter 2006 of $475.7 million were 31% higher than the corresponding period a year ago. Total operating income increased to $70.4 million for the fourth quarter 2006 compared to $50.8 million for the corresponding quarter of 2005. Fourth quarter 2006 operating income improved from the corresponding quarter of 2005 due to higher volume, improved price realizations and operating productivity.

    New Units

    Revenues in the new units segment of $248.6 million for the fourth quarter 2006 increased $71.0 million from the corresponding period in 2005. For the year 2006, revenues of $749.6 million increased $173.0 million, or 30%, compared to revenues for the year 2005. Continued strength in worldwide demand for rotating equipment was the principal reason for the increase in revenues.

    Segment operating income was $22.6 million for the fourth quarter 2006 compared $16.1 million for the fourth quarter of 2005. This segment's operating margin of 9.1% for the fourth quarter 2006 was the same as the corresponding quarter of 2005 as a less favorable project mix was offset by higher price realizations and the benefits of volume leverage on fixed costs.

    Bookings in the quarter ended December 31, 2006 were $327.4 million, 53% higher than bookings in the corresponding quarter in 2005. Bookings in the year 2006 of $1002.3 million were 30% greater than 2005. The backlog at December 31, 2006 was $981.8 million, or 43% above the $688.1 million backlog at December 31, 2005. This increase was due to continuing strong worldwide demand for rotating equipment.

    Aftermarket Parts and Services

    Revenues in the aftermarket segment of $227.1 million for the fourth quarter 2006 increased $42.7 million compared to the corresponding quarter in 2005, primarily from higher parts and repair sales. For the year 2006, revenues of $751.9 million increased $120.3 million, or 19%, compared to revenues for the year 2005 of $631.6 million.

    Segment operating income increased 51% to $72.6 million for the fourth quarter 2006 compared to $48.2 million for the fourth quarter of 2005. This segment's operating margin was 31.9% compared to 26.1% for the fourth quarter of 2005. The improvement was primarily due to higher price realizations and the benefits of volume leverage on fixed costs.

    Bookings in the quarter ended December 31, 2006 were $228.8 million, 16% above bookings in the fourth quarter of 2005. Bookings in the year 2006 of $836.6 million were 24% ahead of 2005. Backlog at December 31, 2006 was $285.6 million, or 45% above the $196.6 million backlog at December 31, 2005.

    Provision for Income Taxes

    The provision for income taxes was $28.7 million and $58.6 million for the quarter and the year ended December 31, 2006, respectively. The effective tax rates for the quarter and year ended December 31, 2006 of 46.7% and 42.6%, respectively, were higher than the U.S. federal statutory rate. The fourth quarter rate was higher primarily because of the non-tax deductible, stock-based compensation expense recognized of approximately $6.7 million resulting from the vesting of exit units and adjustments to certain foreign income taxes. The year 2006 rate was higher because of the year's total expense for exit units of $23.6 million and the fourth quarter adjustment to foreign taxes. In addition, the company recorded a valuation allowance at one of its foreign subsidiaries earlier in the year because that subsidiary's accumulated losses and related net operating loss carryforward caused management to conclude that it was more likely than not that the deferred tax asset would not be realized. The provision for income taxes was $4.9 million and $15.5 million for the quarter and the year ended December 31, 2005, respectively. The effective tax rates for the quarter and year ended December 31, 2005 of 13.2% and 29.4%, respectively, were substantially lower than the U.S. federal statutory rate. This occurred principally because our income exclusion available for export sales from the U.S. was significantly larger than previously estimated.

    Liquidity and Capital Resources

    As of December 31, 2006, cash and cash equivalents totaled $146.8 million and borrowing availability under the $350.0 million revolving credit portion of the Company's senior credit facility was $147.1 million, as $202.9 million was used for outstanding letters of credit.

    For the quarter ended December 31, 2006, net cash provided by operating activities was $72.0 million, which compared to $(9.0) million used in the corresponding quarter in 2005. The increase of $81.0 million was principally from higher net income and favorable changes in net working capital. During the fourth quarter 2006, capital expenditures totaled $6.7 million. This compares to $4.8 million in the corresponding period last year.

    In 2006, cash provided by operating activities was $164.1 million compared to $212.4 million for the year 2005. The decrease of $48.3 million was principally the result of unfavorable changes in working capital (higher accounts receivable and inventories), partially offset by improved operating results. Additionally, in 2005, $30.5 million was collected from Ingersoll Rand as part of the settlement of the working capital adjustment from the Acquisition. As a result of strong cash flows in 2006, the Company funded capital expenditures of $19.7 million and repaid $100 million of borrowings under its senior secured credit facility. As of December 31, 2006, total debt, net of cash and equivalents, was $358.8 million.

    In January 2007, the Company prepaid $50.0 million of its senior secured credit facility. As a result, annual interest expense will be lower by approximately $3.6 million in 2007 and a $0.9 million pre-tax, non-cash charge relating to the write-off of unamortized debt issuance costs will be recorded in the first quarter 2007.

    Outlook

    Worldwide markets for oil and gas products continue to be strong. Demand for the Company's products and services remain at historically high levels and many of its major clients have announced higher capital expenditure budgets for 2007.

    The Company currently expects its 2007 operating income to be in the range of $250 to $270 million and its first quarter 2007 operating income to be in the range of 12% to 14% of the total year. The Company expects its full year 2007 earnings per share to be in the range of $1.52 to $1.73. This assumes interest expense in the range of $42 to $44 million and an effective tax rate in the range of 35 to 37 percent.

    Conference Call

    The Company will discuss its fourth quarter and year 2006 results at its conference call on March 2, 2007. A webcast presentation will be accessible live at 8:30 a.m. Eastern Standard Time. You may access the live presentation at http://www.dresser-rand.com. Participants may also join the conference call by dialing (877) 502-9276 in the U.S. and (913) 981-5591 from outside the U.S. five to ten minutes prior to the scheduled start time.

    A replay of the webcast will be available from 11:30 a.m. Eastern Standard Time on March 2, 2007 through 11:59 p.m. Eastern Standard Time on March 9, 2007. You may access the webcast replay at http://www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 2468656.

    Form 10-K Filing

    The Company has filed a Form 12b-25 notifying the Securities and Exchange Commission that it could not meet its accelerated Year 2006 Form 10-K filing deadline of March 1, 2007, without unreasonable effort and expense. The Company currently anticipates filing its 2006 Form 10-K in the next few days which will be before the extended deadline of March 16, 2007. The Company and its independent registered public accounting firm are still in the process of completing their work required in order for the Company's independent registered public accounting firm to render its opinion on the Company's financial statements and internal controls over financial reporting. The Company continues to dedicate significant resources to the audit of the financial statements, testing internal control over financial reporting and preparing the 2006 Form 10-K.

    Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 26 service and support centers covering more than 140 countries.

    This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements concerning The Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words "anticipates," "believes," "expects", "intends," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company's brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others' intellectual property. These and other risks are discussed in greater detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at http://www.dresser-rand.com.

                             Dresser-Rand Group Inc.
                 Unaudited Consolidated Statement of Operations
                (Dollars in thousands, except per share amounts)

                                              Three months ended                 Year ended
                                                  December 31,                  December 31,
                                          ---------------------------   ---------------------------
                                              2006           2005           2006           2005
                                          ------------   ------------   ------------   ------------
Total revenues                            $    475,698   $    361,966   $  1,501,527   $  1,208,203
Total cost of sales                            334,744        263,119      1,097,823        920,964
  Gross profit                                 140,954         98,847        403,704        287,239
Selling and administrative
 expenses                                       67,918         45,724        228,815        164,055
Research and development
 expenses                                        2,611          2,313         10,423          7,058
Curtailment (gain)                                   -              -        (11,796)             -
  Income from operations                        70,425         50,810        176,262        116,126
Interest expense, net                          (10,863)       (12,418)       (47,877)       (57,037)
Early redemption premium on debt                     -              -              -         (3,688)
Other income (expense), net                      1,984         (1,289)         8,931         (2,847)
  Income before income taxes                    61,546         37,103        137,316         52,554
Provision for income taxes                      28,724          4,899         58,557         15,459
  Net income                              $     32,822   $     32,204   $     78,759   $     37,095
Net income per common share -
 basic and diluted                        $       0.38   $       0.38   $       0.92   $       0.56
Weighted average shares
 outstanding - basic and diluted                85,464         85,445         85,453         66,547

                             Dresser-Rand Group Inc.
                       Unaudited Consolidated Segment Data
                             (Dollars in thousands)

                                     Three months ended                Year ended
                                        December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                    2006            2005           2006           2005
                                 ------------   ------------   ------------   ------------
Revenues
New units                        $    248,572   $    177,568   $    749,609   $    576,612
Aftermarket parts and services        227,126        184,398        751,918        631,591
Total Revenues                   $    475,698   $    361,966   $  1,501,527   $  1,208,203

Gross Profit
New units                        $     42,731   $     30,501   $    108,608   $     70,866
Aftermarket parts and services         98,223         68,346        295,096        216,373
Total Gross Profit               $    140,954   $     98,847   $    403,704   $    287,239

Operating Income
New units                        $     22,571   $     16,134   $     47,303   $     20,847
Aftermarket parts and services         72,561         48,177        204,350        141,374
Unallocable                           (24,707)       (13,501)       (75,391)       (46,095)
Total Operating Income           $     70,425   $     50,810   $    176,262   $    116,126

Bookings
New units                        $    327,362   $    213,564   $  1,002,256   $    771,894
Aftermarket parts and services        228,820        196,600        836,628        674,287
Total bookings                   $    556,182   $     10,164   $  1,838,884   $  1,446,181

Backlog-ending
New units                        $    981,763   $    688,095   $    981,763   $    688,095
Aftermarket parts and services        285,615        196,567        285,615        196,567
Total backlog                    $  1,267,378   $    884,662   $  1,267,378   $    884,662

                             Dresser-Rand Group Inc.
               Unaudited Consolidated Summarized Balance Sheet
                             (Dollars in thousands)

                                             December 31,   December 31,
                                                 2006           2005
                                             ------------   ------------
                 Assets
Total current assets                         $    669,032   $    549,415
Property, plant and equipment, net                223,085        228,671
Goodwill and other assets                         879,212        879,785
Total assets                                 $  1,771,329   $  1,657,871

   Liabilities and Stockholders' Equity
Total current liabilities                    $    466,140   $    393,180
Long-term debt                                    505,565        598,137
Other noncurrent liabilities                      167,753        151,894
Total liabilities                               1,139,458      1,143,211
Total stockholders' equity                        631,871        514,660
Total liabilities and stockholders' equity   $  1,771,329   $  1,657,871

                             Dresser-Rand Group Inc.
                        Unaudited Consolidated Cash Flow
                             (Dollars in thousands)

                                    Three Months Ended          Year Ended
                                       December 31,            December 31,
                                   ---------------------   ---------------------
                                     2006        2005        2006        2005
                                   ---------   ---------   ---------   ---------
Net cash provided by(used in)
 operating activities              $  71,995   $  (8,952)  $ 164,052   $ 212,422

Cash flows from investing
 activities
  Capital expenditures                (6,687)     (4,787)    (19,747)    (15,534)
  Acquisitions                             -       2,248           -     (54,970)
  Proceeds from equity
   investment disposition                  -           -           -      10,000
  Proceeds from sales of
   property, plant and equipment         228         777         228       1,021
Net cash (used in) investing
 activities                           (6,459)     (1,762)    (19,519)    (59,483)

Cash flows from financing
 activities
  Payments of long-term debt         (50,014)          -    (100,070)   (211,162)
  Payments of short-term
   borrowings                              -           -           -      (1,627)
  Proceeds from initial public
   offering - net                          -           -           -     608,925
  Issuance of common stock                 -           -           -       1,419
  Cash dividends paid                      -           -           -    (557,686)
Net cash (used in) financing
 activities                          (50,014)          -    (100,070)   (160,131)
Effect of exchange rate changes
 on cash and cash equivalents          1,788        (754)      4,347      (6,272)
Net increase (decrease) in cash
 and cash equivalents                 17,310     (11,468)     48,810     (13,464)
Cash and cash equivalents,
 beginning of the period             129,536     109,504      98,036     111,500

Cash and cash equivalents,
 end of period                     $ 146,846   $  98,036   $ 146,846   $  98,036

SOURCE  Dresser-Rand Group Inc.
    -0-                             03/01/2007
    /CONTACT: Blaise Derrico, Director Investor Relations, Dresser-Rand Group Inc., +1-713-973-5497/
    /Web site:  http://www.dresser-rand.com /